JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated December 11, 2024

18-Month TSM Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying stock:	American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (“Taiwan Semiconductor ADSs”) (Bloomberg ticker: TSM UN Equity). Each Taiwan Semiconductor ADS represents five common shares, par value NT$10.00 per share, of Taiwan Semiconductor Manufacturing Company Limited. The common shares of Taiwan Semiconductor Manufacturing Company Limited are referred to as “Taiwan Semiconductor underlying securities.”
Payment at maturity:

If the final stock price is greater than or equal to the initial stock price, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + upside payment

If the final stock price is less than the initial stock price but is greater than or equal to the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000

If the final stock price is less than the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 × stock performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 35%, and possibly all, of your principal amount.

Upside payment:	At least $267.50 per security (at least 26.75% of the stated principal amount)
Trigger level:	, which is 65% of the initial stock price
Stock performance factor:	final stock price / initial stock price
Initial stock price:	The closing price of one share of the underlying stock on the pricing date
Final stock price:	The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:	The stock adjustment factor is referenced in determining the closing price of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be December 13, 2024
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	June 15, 2026
Maturity date†:	June 18, 2026
CUSIP / ISIN:	48135WHT6 / US48135WHT62
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/1665650/ 000121390024107559/ea0224356-01_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Trigger Jump Securities Payoff Diagram*

The Trigger Jump Securities
The Underlying Stock
$1,000 + $267.50 Hypothetical Upside Payment
$1,000 Stated Principal Amount
-35.00%
0%
26.75%
$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
Payment at Maturity on the Trigger Jump Securities
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Underlying Stock

*The actual upside payment will be provided in the pricing supplement and will not be less than $267.50 per security.

Change in Underlying Stock	Return on the Securities*
50.00%	26.75%
40.00%	26.75%
30.00%	26.75%
26.75%	26.75%
20.00%	26.75%
10.00%	26.75%
5.00%	26.75%
1.00%	26.75%
0.00%	26.75%
-10.00%	0.00%
-20.00%	0.00%
-30.00%	0.00%
-35.00%	0.00%
-35.01%	-35.01%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes an upside payment of 26.75% of the stated principal amount

JPMorgan Chase Financial Company LLC

18-Month TSM Trigger Jump Securities

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	Appreciation potential is fixed and limited.
▪	Your ability to receive the upside payment may terminate on the valuation date.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Stock

▪	There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company.
▪	The securities entail emerging markets risk.
▪	The securities are subject to currency exchange risk.
▪	There are important differences between the rights of holders of Taiwan Semiconductor ADSs and the rights of holders of the Taiwan Semiconductor underlying securities.
▪	Investing in the securities is not equivalent to investing in the underlying stock.
▪	No affiliation with Taiwan Semiconductor Manufacturing Company Limited.
▪	We may engage in business with or involving Taiwan Semiconductor Manufacturing Company Limited without regard to your interests.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.
▪	The anti-dilution protection for the underlying stock is limited and may be discretionary.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.